Exhibit 99.3

WRANGLER TOPCO, LLC

SECOND AMENDED AND RESTATED

2018 EQUITY INCENTIVE PLAN

AS ASSUMED BY CITRIX SYSTEMS, INC.

1.    Purpose of Plan. This Second Amended and Restated 2018 Equity Incentive Plan (the “Plan”) of the Company, which amends and restates the Wrangler Amended and Restated 2018 Non-Qualified Unit Option Plan that Wrangler originally adopted on January 30, 2019, is designed to provide incentives to Eligible Participants (as defined below), as may be selected in the sole discretion of the Committee (as defined below), through the grant of Options and/or Restricted Stock Units by the Company to Eligible Participants.

The Plan, as amended and restated, is being assumed by the Company pursuant to that certain Agreement and Plan of Merger by and among the Company, Wrangler, Wallaby Merger Sub, LLC and Vista Equity Partners Management, LLC, dated January 16, 2021 (the “Merger Agreement”), and shall be effective immediately prior to and contingent upon the Closing (as defined in the Merger Agreement). The Plan is amended and restated in accordance with Listing Rule 5635(c)(3) and the related interpretive material in IM-5635-1 for purposes of assumption by the Company and does not make any amendments that would require shareholder approval from the Company’s shareholders pursuant to those regulations.

2.    Definitions. Capitalized terms used in this Plan have the meanings set forth below:

“Affiliate” means any corporation, partnership, limited liability company, limited liability partnership, business trust or other entity controlling, controlled by or under common control with the Company.

“Award” except where referring to a particular category of grant under the Plan, shall include Options and Restricted Stock Units.

“Award Agreement” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Agreement is subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company, as constituted from time to time.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto and any regulations issued from time to time thereunder.

“Committee” means the Compensation Committee of the Board. For any period during which no such committee is in existence, “Committee” shall mean the Board and all authority and responsibility assigned to the Committee under the Plan shall be exercised, if at all, by the Board. All references herein to the “Committee” shall be deemed to refer to the group then responsible for administration of the Plan at the relevant time (i.e., either the Board or a committee or committees of the Board, as applicable).

“Company” means Citrix Systems, Inc.

“Consultant” means any natural person that provides bona fide services to the Wrangler or a Subsidiary who is not otherwise an employee of Wrangler or a Subsidiary, and such natural person’s services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for Wrangler’s securities.

“Disability” means with respect to a Participant, the Participant becoming eligible to receive benefits under the Company’s or an Affiliate’s then current long-term disability plan applicable to the Participant.

“Dividend Equivalent Right” means an Award entitling the Participant to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such Shares had been issued to and held by the Participant.

“Effective Date” means the date of the Closing (as defined in the Merger Agreement).

“Eligible Participant” means employees, officers, Consultants or advisors of Wrangler or its Subsidiaries who were employees, officers, Consultants or advisors of Wrangler or its Subsidiaries prior to the Effective Date and any other employees, officers, Consultants or advisors of the Company, Wrangler or their respective Subsidiaries who are eligible to receive grants hereunder pursuant to the Listing Rules.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Committee or, in the absence of the Committee, by the Board. Unless otherwise determined by the Committee (or the Board), the Fair Market Value of the Stock on any given date shall be the last sale price for the Stock as reported on the Nasdaq Global Select Market or another national securities exchange for that date or if no closing price is reported for that date, the closing price on the next preceding date for which a closing price was reported.

“Listing Rules” shall mean the applicable rules and regulations pursuant to the Nasdaq Marketplace Rules, or the rules of another national securities exchange on which the shares of Stock are listed, quoted or traded, in effect from time to time.

“Option” means any option enabling the holder thereof to purchase Shares granted by the Committee pursuant to Section 5 of this Plan.

“Participant” means any holder of an outstanding Award under the Plan.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint share company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Plan Approval Date” means January 30, 2019.

“Reserved Share Limit” shall mean the number of Shares equal to the number of Class B Units (as defined in the Merger Agreement) reserved for issuance under this Plan as of immediately prior to the Closing, following the conversion of such Class B Units to Shares, pursuant to the terms of the Merger Agreement.

“Restricted Stock Units” means an Award of stock units to a Participant pursuant to Section 6 of this Plan.

“Sale of the Company” means (i) consummation of a merger or consolidation of the Company with or into another Person; (ii) the sale, transfer, or other disposition of all or substantially all of the Company’s assets to one or more other Persons in a single transaction or series of related transactions, unless, in the case of foregoing clauses (i) and (ii), securities possessing more than 50% of the total combined voting power of the survivor’s or acquirer’s outstanding securities (or the securities of any parent thereof) are held by a Person or Persons who held securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities immediately prior to that transaction; (iii) any Person or group of Persons (within the meaning of Section 13(d)(3) of the Exchange Act) directly or indirectly acquires, including but not limited to by means of a merger or consolidation, beneficial ownership (determined pursuant to Securities and Exchange Commission Rule 13d-3 promulgated under the Exchange Act) of securities possessing more than 30% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders that the Board does not recommend such stockholders accept, other than (a) the Company or an Affiliate, (b) an employee benefit plan of the Company or any of its Affiliates, (c) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, or (d) an underwriter temporarily holding securities pursuant to an offering of such securities; (iv) Persons who, as of the Effective Date, constitute the Board of the Company (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board of the Company, provided that any Person becoming a director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (A) a vote of at least a majority of the Incumbent Directors or (B) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such Person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; (v) any other acquisition of the business of the Company in which a majority of the Board votes in favor of a decision that a Sale of the Company has occurred within the meaning of the Plan; or (vi) the approval by the Company’s stockholders of any plan or proposal for the liquidation or dissolution of the Company.

“Shares” means shares of Stock.

“Stock” or “Common Stock” means the common stock, par value $0.001 per share, of the Company, subject to adjustments pursuant to Section 9 below.

“Subsidiary” means any corporation or other entity in which the subject entity has at least a 50 percent interest, either directly or indirectly.

“Wrangler” means Wrangler Topco, LLC.

3.    Administration of the Plan. The Plan shall be administered by the Committee.

(a)    The Committee shall have the power and authority to grant Awards consistent with the terms of the Plan and the Listing Rules, including the power and authority:

(i)     to prescribe, amend and rescind rules and procedures governing the administration of this Plan;

(ii)    to interpret and modify from time to time the terms of this Plan, the terms of any Awards granted under this Plan, which terms and conditions may differ among individual Awards and Participants, to approve the forms of Award Agreements and the rules and procedures established by the Committee governing any such Awards;

(iii)    to make or to select the manner of making all determinations with respect to each Award, including the terms and the number of Shares to be covered by any Award, to be granted by the Company under the Plan including the Eligible Participant to receive the Award, consistent with the terms of the Plan and the Listing Rules, and the form of Award;

(iv)    to determine the rights of any Person under this Plan or the meaning of requirements imposed by the terms of this Plan or any rule or procedure established by the Committee;

(v)    except as otherwise provided in Section 11 of the Plan, at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable and to correct any defect or omission or reconcile any inconsistency in the Plan or in any Awards granted hereunder;

(vi)    to determine whether any Awards are subject to and/or comply with the requirements of Code Section 409A or the regulations thereunder;

(vii)    to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective Award Agreements (which need not be identical);

(viii)     to accelerate at any time the exercisability, vesting or the lapse or achievement of any condition of all or any portion of any Award;

(ix)    subject to the provisions of Section 5, to extend at any time the period in which Options may be exercised;

(x)    to make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan;

(xi)    to decide all disputes arising in connection with the Plan; and

(xii)    to otherwise supervise the administration of the Plan.

Each action of the Committee and all decisions and interpretations of the Committee shall be binding on all Persons.

(b)    Section 409A. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Committee from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a Participant who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Participant’s separation from service, or (ii) the Participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A. All Awards are intended to be exempt from Section 409A to the greatest extent possible or otherwise comply with Section 409A. The terms of the Awards granted under this Plan shall be interpreted in accordance with such intent

(c)    Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or other service relationship terminates.

4.    Stock Issuable Under the Plan and Eligibility.

(a)    Limitation on the Aggregate Number of Shares. The number of Shares reserved and available for issuance under this Plan (and which may be issued upon the exercise or payment thereof) is the Reserved Share Limit. If any Awards expire or are unexercised or unpaid or are canceled, terminated or forfeited in any manner without the issuance of Shares or payment thereunder, the Shares with respect to which such Awards were granted shall again be available under this Plan. Notwithstanding the foregoing, the Shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding shall not be added to the Shares authorized for grant under the Plan. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the Shares available for issuance under the Plan. Shares to be issued under the Plan may be either authorized and unissued Shares, Shares reacquired by the Company, or a combination thereof, as the Committee shall determine.

(b)    Eligibility. Participants under the Plan will be Eligible Participants as of the date the Award is granted and as are selected from time to time by the Committee in its sole discretion, subject to applicable Listing Rules.

(c)    No Reload Grants. Awards shall not be granted under the Plan in consideration for, and shall not be conditioned upon, delivery of Stock to the Company in payment of the exercise price and/or tax withholding obligation under any Award.

5.    Grant of Options. The Committee may grant Options under the Plan. Any Option granted under the Plan shall be in such form as the Committee may from time to time approve.

Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable.

(a)    Exercise Price. The exercise price per share for the Stock covered by an Option granted pursuant to this Section 5 shall be determined by the Committee at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant.

(b)    Option Term. The term of each Option shall be fixed by the Committee, but no Option shall be exercisable more than ten years after the date the Option is granted.

(c)    Exercisability; Rights of a Stockholder. Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Committee at or after the grant date. The Committee may at any time accelerate the exercisability of all or any portion of any Option. A Participant shall have the rights of a stockholder only as to Shares acquired upon the exercise of an Option and not as to unexercised Options.

(d)    Method of Exercise. Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company or its agent, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award Agreement:

(i)    In cash, by certified or bank check or other instrument acceptable to the Committee;

(ii)    Through the delivery (or attestation to the ownership) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(iii)    By the Participant delivering to the Company or its agent a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the Participant chooses to pay the purchase price as so provided, the Participant and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee or its delegates shall prescribe as a condition of such payment procedure; or

(iv)    By a “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issuable upon exercise by the largest whole number of Shares with a Fair Market Value that does not exceed the aggregate exercise price.

Payment instruments will be received subject to collection. The transfer to the Participant on the records of the Company or of the transfer agent of the Shares to be purchased pursuant to the exercise of an Option will be contingent upon receipt from the Participant (or a purchaser acting in his stead in accordance with the provisions of the Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award Agreement or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the Participant). In the event a Participant chooses to pay the purchase price by previously-owned Shares through the attestation method, the number of Shares transferred to the Participant upon the exercise of the Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Options may be permitted through the use of such an automated system.

6.    Restricted Stock Units.

(a)    Nature of Restricted Stock Units. The Committee shall determine the restrictions and conditions applicable to each Restricted Stock Unit Award at the time of grant. Conditions may be based on continuing employment (or other service relationship). The terms and conditions of each such Award Agreement shall be determined by the Committee, and such terms and conditions may differ among individual Awards and Participants. At the end of the deferral period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock. To the extent that an award of Restricted Stock Units is subject to Section 409A, it may contain such additional terms and conditions as the Committee shall determine in its sole discretion in order for such Award to comply with the requirements of Section 409A.

(b)    Election to Receive Restricted Stock Units in Lieu of Compensation. The Committee may, in its sole discretion, permit a Participant to elect to receive a portion of future cash compensation otherwise due to such Participant in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Committee and in accordance with Section 409A and such other rules and procedures established by the Committee. Any such future cash compensation that the Participant elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the Participant if such payment had not been deferred as provided herein. The Committee shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Committee deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Agreement.

(c)    Rights as a Stockholder. A Participant shall have the rights as a stockholder only as to shares of Stock acquired by the Participant upon settlement of Restricted Stock Units; provided, however, that the Participant may be credited with Dividend Equivalent Rights with respect to the shares of Stock underlying his Restricted Stock Units, subject to such terms and conditions as the Committee may determine. Dividend Equivalent Rights may not be settled until the Restricted Stock Units vest.

(d)    Termination. Except as may otherwise be provided by the Committee either in the Award Agreement or, subject to Section 11 below, in writing after the Award is issued, a Participant’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the Participant’s termination of employment (or cessation of the Participant’s service relationship) with the Company and its Affiliates for any reason.

7.    Delivery of Stock Certificates and Compliance with Laws and Regulations. Stock certificates to Participants under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the Participant, at the Participant’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the Participant by electronic mail (with proof of receipt) or by United States mail, addressed to the Participant, at the Participant’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Committee has determined, with advice of counsel (to the extent the Committee deems such advice necessary or advisable), that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, Listing Rules. All Stock certificates delivered pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Committee may require that an individual make such reasonable covenants, agreements, and representations as the Committee, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Committee shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee.

8.    Tax Withholding.

(a)    Payment by Participant. Upon the occurrence of any applicable taxable event related to an Award, the Participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any U.S. and non-U.S. federal, state, or local taxes of any kind required by law to be withheld by the Company or an Affiliate with respect to such income. The Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the

Participant. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any Participant is subject to and conditioned on tax withholding obligations being satisfied by the Participant.

(b)    Withholding in Stock. Subject to approval by the Committee, any required tax withholding obligation may be satisfied, in whole or in part, by the Company withholding from Shares to be issued pursuant to any Award a number of Shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

9.    Adjustment for Change in Shares; Sale of the Company.

(a)    Changes in Stock. Subject to Section 9 hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Committee shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, and (iii) the exercise price for each share subject to any then outstanding Options under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Options) as to which such Options remain exercisable. The Committee shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Committee shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Committee in its discretion may make a cash payment in lieu of fractional shares.

(b)    Mergers and Other Transactions. In the event of a Sale of the Company, the Board may, in its sole discretion, do any one or more of the following:

(i)    provide for the accelerated vesting of, or lapse of restrictions applicable to, outstanding Awards at any time;

(ii)    provide for the continuation, assumption or substitution of outstanding Awards, whether vested or unvested and on an equitable basis with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of Shares and, if appropriate, the per share exercise prices, as such parties shall agree, the Fair Market Value of which (as determined by the Committee in its sole discretion) shall not materially differ from the Fair Market Value of the shares of Stock subject to such Awards immediately preceding the Sale of the Company, as determined by the Board in a manner consistent with the applicable requirements of Section 409A of the Code and Treasury Regulation Section 1.424-1 (and any amendment thereto);

(iii)    to the extent the parties to the Sale of the Company do not provide for the assumption, continuation or substitution of Awards, as of the effective time of the Sale of the Company, the Plan and all outstanding Awards shall terminate, and, except as the Committee may otherwise specify with respect to particular Awards in the relevant Award Agreement, all Options that are not exercisable immediately prior to the effective time of the Sale of the Company shall become fully exercisable as of the effective time of the Sale of the Company, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Sale of the Company;

(iv)    In addition to or in lieu of the foregoing, with respect to outstanding Options, the Committee may, on the same basis or on different bases as the Committee shall specify, upon written notice to the affected Participants, provide that one or more Options then outstanding must be exercised, in whole or in part, within a specified number of days of the date of such notice, at the end of which period such Options shall terminate, or provide that one or more Options then outstanding, in whole or in part, shall be terminated in exchange for a cash payment equal to the excess of the fair market value (as determined by the Committee in its sole discretion) for the shares subject to such Options over the exercise price thereof.

(v)    Notwithstanding anything to the contrary herein, the Committee may, in its sole discretion, provide that all Options that are not exercisable immediately prior to the effective time of a Sale of the Company shall become fully exercisable as of the effective time of the Sale of the Company, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of a Sale of the Company. In such cases, such Awards shall become exercisable in full prior to the consummation of the Sale of the Company at such time and on such conditions as the Committee determines, and if such Awards are not exercised prior to the consummation of the Sale of the Company, they shall terminate at such time as determined by the Committee.

(vi)    Notwithstanding anything to the contrary herein, in the event of an involuntary termination of a Participant’s employment or other service relationship for any reason other than death, Disability or Cause within six months following the consummation of an Sale of the Company, any Awards of the Participant assumed or substituted in the Sale of the Company which are subject to vesting conditions, the lapse or achievement of any conditions and/or a right of repurchase in favor of the Company or a successor entity, shall accelerate in full. All such accelerated Awards of the Participant shall be exercisable for a period of one year following termination, but in no event after the expiration date of such Award. As used in this Section 9(b)(vi) only, “Cause” shall mean the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company, or any other intentional misconduct by such person adversely affecting the business or affairs of the Company in a material manner.

10.    Termination of Employment, Transfer, Leave of Absence, Etc.

(a)    Effect of Termination of Employment, Etc. Unless the Committee, in its sole discretion shall at any time determine otherwise with respect to any Award, if the Participant’s employment or other association with the Company and its Affiliates ends for any reason, including because of the Participant’s employer ceasing to be an Affiliate, (i) any outstanding Option of the Participant shall cease to be exercisable in any respect not later than six months following that event or such other period of time set forth in the applicable Award Agreement and, for the period it remains exercisable following that event, shall be exercisable only to the extent exercisable at the date of that event, and (ii) any other outstanding Award of the Participant shall be forfeited or otherwise subject to return to or repurchase by the Company on the terms specified in the applicable Award Agreement.

(b)    Effect of Leaves and Transfers. For purposes of the Plan, the following events shall not be deemed a termination of employment:

(i)    a transfer to the employment of the Company or an Affiliate from Wrangler or its Subsidiaries or from the Company to an Affiliate, or from one Affiliate to another; or

(ii)    an approved leave of absence for any purpose approved by the Company or an Affiliate or any leave of absence during which the Participant’s right of employment is guaranteed by statute or contract; provided, however, that unless the Committee (and any delegate thereof) provides otherwise, vesting of awards granted hereunder will be suspended one hundred eighty (180) days after the commencement of an unpaid leave of absence, unless such suspension is not permitted by applicable law.

11.    Plan Terminations and Amendments. The Committee at any time may suspend or terminate this Plan and make such additions, modifications or amendments as it deems advisable under this Plan, except that it may not, without approval by the Company’s stockholders, (a) increase the maximum number of Shares as to which Awards may be granted under this Plan or (b) extend the term of this Plan or (c) make any other change that requires stockholder approval under the Listing Rules. Subject to the other provisions hereof, the Committee may not change any of the terms of an Award Agreement with respect to an Award between the Company and the holder of such Award in a manner which would have a material adverse effect on the holder of such Award without the approval of the holder of such Award. Except as provided in Section 9(a) or 9(b), without prior stockholder approval, in no event may the Committee exercise its discretion to reduce the exercise price of outstanding Options, effect repricing through cancellation and re-grants at an exercise price that is less than the original exercise price of such Option or cancel Options in exchange for cash. Nothing in this Section 11 shall limit the Committee’s authority to take any action permitted pursuant to Section 9(a) or 9(b). No Awards shall be granted or Shares issued hereunder after the tenth anniversary of the Plan Approval Date.

12.    Participant Acknowledgments. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with Wrangler, its Subsidiary or the Company or its Affiliates. Neither the grant of any Award, the issuance of any Shares nor any provision contained in this Plan or in any written agreement evidencing the grant of any Award or the issuance of any Shares shall entitle such Participant to remain in the employment of the Wrangler, its Subsidiaries, the Company or its Affiliates or affect the right of the Company to terminate any Participant’s employment at any time for any reason.

13.    Transferability of Awards.

(a)    Transferability. Except as provided in Section 13(b) below, during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant, or by the Participant’s legal representative or guardian in the event of the Participant’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a Participant other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b)    Committee Action. Notwithstanding Section 13(a), the Committee, in its discretion, may provide either in the Award Agreement regarding a given Award or by subsequent written approval that the Participant (who is an employee or director) may transfer his or her Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a Participant for value.

(c)    Family Member. For purposes of Section 13(b), “family member” shall mean a Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant of the Participant), a trust in which these persons (or the Participant) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50 percent of the voting interests.

14.    Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Plan will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15.    Arbitration and Class Action Waiver. Any dispute or claim relating to or arising out of this Plan, any Award and/or any actions taken thereunder, to the fullest extent permitted by law, shall be fully and finally resolved by confidential, binding arbitration by a single, neutral arbitrator agreed upon by the Participant and the Company. The arbitration shall be held in the county where the Company has an office at which the applicable Participant provides services (for remote Participants, the nearest county where the Company has an office) or any other locale to which the parties jointly agree. If the parties cannot agree upon an arbitrator, the arbitrator shall be a JAMS neutral selected in accordance with the then-current Employment Arbitration Rules & Procedures of JAMS (which are available at www.jamsadr.com), and the arbitration shall be conducted in accordance with those rules and procedures. The parties each waive their respective rights to have any such disputes/claims tried by a judge or a jury. The arbitrator shall permit adequate discovery and shall be empowered to award all remedies otherwise available in a court of competent jurisdiction, and any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction. The arbitrator shall issue a written award setting forth the essential findings and conclusions on which the award is based. Other than an amount equal to the fee for filing such an action in the local state court, which amount the Participant shall pay toward the costs of the arbitration, the Company shall bear the costs of the arbitration, including the JAMS administrative fees and the arbitrator’s fees. Each party shall otherwise bear its own respective attorneys’ fees and costs of the arbitration, except to the extent otherwise provided by law and awarded by the arbitrator. The Participant and the Company agree that each may bring claims against the other only in an individual capacity, and not as a plaintiff or class member in any purported class action or other representative proceeding.

16.    Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.

17.    Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with the Citrix Systems, Inc. Executive Compensation Recovery Policy adopted on December 14, 2016, as may be amended from time to time, and any other clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Committee may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Committee determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Stock or other cash or property in appropriate circumstances.

18.    Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

19.    Governing Law. This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.

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